EXHIBIT 16.1

June 6, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have reviewed Item 4.01 and 4.02 of China Electric Motor, Inc.’s Form 8-K dated June 6, 2011 filed with the Securities and Exchange Commission, and we are in agreement with the statements concerning our firm in those paragraphs.

Regards,

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas